CONTRIBUTION

AGREEMENT

THIS CONTRIBUTION AGREEMENT ("Agreement") is made as of the 31 day of May, 2001, by and among Roger D. Jourden, a Michigan resident ("R. Jourden"), and Mary L. Jourden, a Michigan resident ("M. Jourden") (collectively "Contributors"), and CEDAR FAIR, L.P., a Delaware limited partnership ("Partnership").

RECITALS

A. Michigan's Adventure, Inc., a Michigan corporation (the "Company"), owns and operates the tangible and intangible assets, properties, rights, contracts and claims (collectively, the "Assets") comprising the business operations known as Michigan's Adventure Amusement Park located near Muskegon, Michigan (as operated by the Company, the "Business").

B. All of the issued and outstanding stock of the Company (the "Stock") is owned by R. Jourden and M. Jourden, collectively, each of whom owns 50% of such issued and outstanding stock.

C. Contributors desire to contribute to Partnership, and Partnership desires to receive from Contributors in exchange for the Units (as defined below), the Stock on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises contained herein, Partnership and Contributors agree as follows:

ARTICLE I

CONTRIBUTION OF STOCK

Section 1.1 Contribution of Stock. Upon the terms, subject to the conditions, and in reliance on the representations, warranties and covenants set forth in this Agreement, Contributors agree to contribute and transfer to Partnership, and Partnership agrees to receive from Contributors, on the Closing Date (as hereinafter defined) nine thousand (9,000) shares of the Stock, with the shares of Stock not contributed to Partnership to be redeemed under the terms of a Redemption Agreement between Contributors and Company simultaneously with the completion of the Contribution Transaction. Following consummation of the transactions contemplated in the Redemption Agreement, Partnership shall own one hundred percent (100%) of the outstanding shares of Stock.

ARTICLE II

PURCHASE PRICE

Section 2.1 Purchase Price. The purchase price ("Purchase Price") for the Stock shall be 1,250,000 Limited Partnership Units of Partnership (the "Units").

Section 2.2 Closing Date. The closing ("Closing") under this Agreement shall take place at the offices of Culver, Sheridan, Knowlton, Even & Franks, a Professional Corporation, 250 Terrace Plaza, Muskegon, Michigan at 10:00 a.m. (E.D.T.) on May 31, 2001, or at such other date, time and place as shall be mutually agreeable to Partnership and Contributors (the date of the Closing is herein referred to as the "Closing Date"). All matters at the Closing shall be considered to take place simultaneously and no delivery of any document shall be deemed complete until all transactions and deliveries of documents are made. For purposes of this Agreement, the Closing, if consummated as contemplated herein, shall be deemed to have become effective at 12:01 a.m. on the day after the Closing Date.

Section 2.3 Transfer Expenses. The cost of an owner's ALTA title insurance policy with endorsements and the recordation of the deed(s) and other instruments will be shared equally by the parties.

Section 2.4 Statement of Intention. Partnership and Contributors intend that the contribution of Stock by Contributors pursuant hereto, and the issuance of the Units in exchange for such Stock, will constitute a contribution of the Stock by Contributors to Partnership pursuant to Code Section 721. The parties intend that the issuance of Units to Contributors hereunder will result in a nonrecognition transaction pursuant to the Code Section 721.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARTNERSHIP

Partnership hereby represents and warrants to Contributors as follows:

Section 3.1 Organization. Partnership is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Delaware. The general partner of Partnership is Cedar Fair Management Company, a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio (the "General Partner"). Partnership has all requisite partnership power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

Section 3.2 Authority for Transaction. The execution, delivery and performance of this Agreement by Partnership and the consummation of the transactions contemplated hereby have been duly and validly authorized by Partnership by all necessary action on the part of Partnership. This Agreement has been duly and validly executed and delivered by Partnership and is the valid and binding obligation of Partnership, enforceable against Partnership in accordance with its terms. Neither the execution and delivery of this Agreement by Partnership nor the performance by Partnership pursuant hereto will (i) violate Partnership's Certificate of Limited Partnership or the Third Amended and Restated Agreement of Limited Partnership of Cedar Fair, L.P., as amended (the "Limited Partnership Agreement") or, with or without the giving of notice or the lapse of time, or both, (ii) violate any provision of law, rule or regulation to which Partnership is subject, (iii) violate any order, judgment or decree applicable to Partnership or (iv) conflict with or result in a violation or breach of, or permit any third party to rescind any term or provision of, or constitute a default under any indenture, mortgage, deed of trust or other material contract, license or other agreement to which Partnership is a party; except, in each case, for violations, conflicts, breaches or defaults which in the aggregate would not materially hinder or impair the consummation of the transactions contemplated hereby.

Section 3.3 Brokerage or Finder's Fees. Partnership has not employed any broker, finder or agent, or agreed to pay or incurred any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

Section 3.4 Filings and Consents. Except for the requirements of Regulation D under the Securities Act of 1933, as amended (the "Securities Act"), and except for filings required for the registration of Partnership to do business in the State of Michigan, no consent, approval or authorization of, or declaration, exemption by, or filing or registration with, any governmental or regulatory authority or other third party is required to be made or obtained by Partnership in connection with the execution, delivery and performance by Partnership of this Agreement and the transactions contemplated hereby.

Section 3.5 Partnership Information. Partnership has previously delivered to Contributors its Quarterly Report on Form 10-Q for the period ended March 25, 2001 (the "Form 10-Q"). The Form 10-Q, as of the date it was filed with the Securities and Exchange Commission, was true in all material respects and did not contain any untrue statement of a material fact or omit to state a material fact necessary to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, true in all material respects and not misleading. The representations and warranties by Partnership in this Agreement, are true in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact necessary to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, true in all material respects and not misleading.

Section 3.6 Capitalization. Partnership's capitalization consists entirely of at least 100 million units of limited partnership interest and a general partnership interest permitted to be issued under the Limited Partnership Agreement, of which 51,980,183 units of limited partnership interest and a one-tenth of one percent general partnership interest are outstanding as of the date of this Agreement. Except as contemplated by this Agreement, there are no outstanding rights to acquire, nor is Partnership obligated in any manner to issue, units of its limited or general partnership interest, other than approximately 2,827,300 units of limited partnership interest issuable to certain employees and directors upon exercise of outstanding unit options.

Section 3.7 Units to be Issued. When issued to Contributors pursuant to this Agreement (a) the Partnership Interests (as defined in the Limited Partnership Agreement) in Partnership represented by the Units will have been duly authorized under the Limited Partnership Agreement and Delaware law, and (b) the Units issued to Contributors will represent validly issued and, subject to the terms of this Agreement and of the Limited Partnership Agreement and to statutory obligations under Delaware law, fully paid and nonassessable limited partner interests in Partnership. In accordance with the Limited Partnership Agreement, Contributors will be admitted as Additional Limited Partners, as defined in the Limited Partnership Agreement.

Section 3.8 Absence of Changes. Except as disclosed in the Form 10-Q or on EXHIBIT 3.8, since March 25, 2001, there has been no material adverse change in the financial condition, business or properties of Partnership.

Section 3.9 Accredited Investor. Partnership represents and warrants that it is an "Accredited Investor" as such term is defined in Rule 501 under Regulation D of the Securities Act.

Section 3.10 Purchase for Investment. Partnership acknowledges that Partnership is acquiring the Stock for its own account and not with a view to, or present intention of, distribution thereof in violation of the Securities Act or any state securities laws, and the Stock will not be disposed of in contravention of the Securities Act or state securities laws. Partnership also acknowledges that no public market now exists for the Stock and that it is unlikely that a public market for the Stock will develop.

Section 3.11 Stock Not Registered. Partnership acknowledges that the Stock has not been registered under the Securities Act or any state securities laws and, therefore, cannot be sold, and must be held indefinitely, unless subsequently registered under the Securities Act and state securities laws or unless an exemption from such registration is available.

Section 3.12 Economic Risk. Partnership acknowledges that its investment in the Stock involves a high degree of risk and represents that it is able to bear the economic risk of its investment in the Stock for an indefinite period of time.

Section 3.13 Litigation. There is no claim or legal action pending or threatened against Partnership which might materially adversely affect the performance by Partnership of its obligations hereunder.

Section 3.14 Access to Documentation and Information. Partnership has been provided (i) full and complete access to all of the properties and Assets of the Business and to all of the Business' properties, books, contracts, documents and records relating to its current and past operations and business, including without limitation those materials delivered to Partnership pursuant to this Agreement; (ii) an opportunity to make copies of such items; and, (iii) an opportunity to interview and question the Contributors and other employees of the Business. Partnership agrees that all such documentation and information is confidential and proprietary to Contributors and Company, and if the transaction contemplated by this Agreement is not consummated, such documentation and information, in whatever form or medium in existence, will not be used by Partnership and will be immediately returned to Company, along with all copies thereof in whatever form or medium in existence, made, delivered or held by Partnership, or any agent, broker, accountant, attorney, consultant or any other person to whom Partnership may have delivered same.

Section 3.15 Knowledge of Claims. Contributors acknowledge that set forth on EXHIBIT 3.15 is a complete list of all matters disclosed to Partnership in connection with Contributors' preparation of the Exhibits to Contributors' representations and warranties contained in Article IV hereof. Except for those matters set forth on EXHIBIT 3.15, as of the date hereof, Partnership has no actual Knowledge, as defined below, and as of the Closing Date, Partnership will have no actual Knowledge, as defined below, of any facts or circumstances that would constitute any basis for any claim by the Partnership of any breach of any of the representations and warranties of Contributors contained in Article IV for which a claim for indemnity under this Agreement may now or in the future exist. For purposes of this Section 3.15, "Knowledge" shall mean the actual knowledge of Richard Kinzel, Bruce Jackson, Peter Crage, Larry MacKenzie and any of the attorneys of Squire, Sanders & Dempsey L.L.P., and, with respect to the representations and warranties of Contributors set forth in Sections 4.5 and 4.6, "Knowledge" shall also include, in addition to the persons mentioned above, the actual knowledge of Ron Fussner, Corporate Director, Loss Prevention for the Partnership.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CONTRIBUTORS

Contributors hereby represent and warrant to Partnership as follows:

Section 4.1 Corporate Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Michigan and is duly licensed and qualified in all jurisdictions where licensing or qualification is required, except where the failure to be so licensed or qualified would not have a material adverse effect on the Business. The Company has all necessary corporate power and authority to own and use its properties and to transact the Business as presently conducted, and to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby.

Section 4.2 Power and Authority; No Default Upon Transfer. This Agreement has been duly and validly executed and delivered by Contributors and is the valid and binding obligation of Contributors, enforceable against Contributors in accordance with its terms. Neither the execution and delivery of this Agreement by Contributors nor the performance by Contributors pursuant hereto will (i) violate any provision of law, rule or regulation to which Contributors are subject, (ii) violate any order, judgment or decree applicable to Contributors, or (iii) conflict with or result in a violation or breach of, or permit any third party to rescind any term or provision of, or constitute a default under any indenture, mortgage, deed of trust or other material contract, license or other agreement to which the Company or Contributors are a party.

Section 4.3 Capital Stock. The authorized capital stock of the Company consists solely of common stock, par value one cent ($0.01) per share, 10,000 shares of which are authorized and 10,000 shares of which are issued and outstanding. All of such issued and outstanding shares collectively constitute the Stock. All of the shares of Stock are validly issued, fully paid and non-assessable in accordance with Michigan law. There are no outstanding options, warrants or other rights to convert any obligation into or otherwise acquire any of the Stock. Each of the Contributors is the record and beneficial owner of 5,000 shares of Stock, free and clear of all liens. Upon consummation of the transactions contemplated in this Agreement and the Redemption Agreement, the Partnership will own good title to, free and clear of all liens, all Stock then outstanding.

Section 4.4 Title to Tangible Personal Property. Except as described on EXHIBIT 4.4, the Company has good title to the tangible personal property included in the Assets, free and clear of all mortgages, liens, security interests, charges, encumbrances or other title defects of any nature whatsoever, except for the liens of current state and local taxes not yet due and payable.

Section 4.5 Title to Real Estate; Buildings. Except as described on EXHIBIT 4.5, the Company has good and marketable title to all of the land, together with the buildings and improvements thereon and appurtenances thereto, used in the Business, whether owned or leased, comprising approximately 250 acres (the "Real Estate"), free and clear of all mortgages, liens, encumbrances and other title defects which may materially interfere with the operation of the Business as currently conducted, except real estate taxes and assessments (general and special) not yet due and payable, Federal, State and local laws, rules and ordinances, including, but not limited to land division laws, building, use, and zoning laws, rules and ordinances. Except as set forth on EXHIBIT 4.5, all buildings and structures used in the conduct of the Business are in good and useable condition, reasonable wear, tear and obsolescence excepted, and conform, in all material respects, with all existing applicable ordinances, codes and regulations on the Closing Date.

Section 4.6 Condition of Assets. Except as set forth on EXHIBIT 4.6, all of the Assets that are amusement rides (including related equipment), are, as of the date hereof, in reasonably good operating condition, ordinary wear, tear and obsolescence excepted, have been operated and maintained in substantial compliance with all applicable laws and regulations of the State of Michigan and, to the extent any such Assets have been inspected by the State of Michigan for operation during the 2001 season, such Assets have been approved for operation during the 2001 season. The Company has operated and maintained all such Assets in accordance with prudent practice consistent with industry standards applicable to the operation of a regional amusement park, including, without limitation, compliance with applicable manufacturers' written recommendations.

Section 4.7 Litigation. Except as disclosed in EXHIBIT 4.7, there is no action, suit or proceeding pending or, to the best of Contributors' Knowledge, threatened against the Company, Contributors or any affiliate thereof, with respect to the Company, the Business or the Assets, at law, in equity, by way of arbitration or before any governmental department, commission, board or agency. Neither the Company nor Contributors are in default with respect to any written order, injunction or decree of any court or governmental department, commission, board or agency and no such written order, injunction or decree is now in effect which restrains the operations of the Company, the Business or the use of the Assets. Other than as set forth on EXHIBIT 4.7, to the best of Contributors' Knowledge, there are no presently existing facts or conditions which might give rise to any charge, claim, litigation, proceeding, or investigation by any third party which might materially adversely affect the Company, the Business or the Assets, nor are there any facts or conditions which might give rise to any order of condemnation, appropriation or other taking of any of the Assets.

Section 4.8 Environmental Matters. Except as described on EXHIBIT 4.8, to the best of Contributors' Knowledge, the Business and the properties owned or operated by the Company in connection therewith have been and are in compliance in all material respects with existing applicable Environmental Laws (as defined below). The Company has not received any notice from any governmental agency, or other person or entity, advising that it is responsible, or potentially responsible, for clean-up or other costs associated with a release or a threatened release of Regulated Substances (as defined below) and except as described on EXHIBIT 4.8, to the best of Contributors' Knowledge, there are no conditions on any property owned or operated by the Company that could reasonably be expected to give rise to material liabilities under Environmental Laws.

The term "Environmental Laws" means all existing applicable statutes, regulations, ordinances, standards or requirements relating to protection of health, safety or the environment, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §§9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq. ("RCRA"), and all other federal, state and local laws and regulations governing the use, presence or release of Regulated Substances into the environment, existing at the Closing Date.

The term "Regulated Substances" means and includes any hazardous or toxic waste, substance or material defined as such in, or regulated or addressed under, any Environmental Law.

Section 4.9 Financial Information.

(a) Financial Statements. Contributors have delivered to Partnership the financial statements of the Company for the fiscal years ended April 30, 1998, 1999, 2000 and 2001 (collectively, the "Financials"). The Financials have been prepared in accordance with the accounting basis used by the Company for federal income tax purposes, which is a comprehensive basis of accounting other than generally accepted accounting principles, and present fairly in all material respects the assets, liabilities and stockholders' equity of the Company at such dates and its revenue, expenses and retained earnings for the years then ended on an income tax basis of accounting.

(b) Attendance Statistics. EXHIBIT 4.9(b) accurately reflects the attendance at Michigan's Adventure Amusement Park during the last three calendar years.

(c) Receivables. All receivables of the Company, including but not limited to the types of accounts receivable and notes receivable described on Exhibit 4.9(c), (i) are valid and subsisting; (ii) were obtained in the ordinary course of business; (iii) to the best of Contributors' Knowledge are not subject to any defenses, setoffs or counterclaims against the Company or Contributors; and (iv) are collectible in the ordinary course subject to bad debt losses consistent with historical results of operation of the Business.

(d) Inventories. All inventories of the Company, including but not limited to all merchandise, games, food and beverage, maintenance parts, uniforms and restaurant, office and operating supplies and inventory used in the Business of the types described on Exhibit 4.9(d), are valued at Company's cost and, except for obsolete or damaged items which have been written down to an amount not in excess of realizable market value, consist of items of a quality and quantity usable and saleable in the ordinary course of the Business as the Company has historically operated it.

Section 4.10 Liabilities. All liabilities of the Company were incurred in the ordinary course of the Company's conduct of the Business and not in anticipation of the transactions contemplated by this Agreement. The Company has paid all of its liabilities in accordance with the terms and conditions thereof to the extent any such liabilities have become due and payable prior to the date hereof.

Section 4.11 Trademarks, Etc. EXHIBIT 4.11 lists all trademarks, trade names, service marks and copyrights, and registrations of any of the foregoing (and pending applications therefor), intellectual property licenses, franchises and licensing and franchising agreements (whether as licensor or franchisor or licensee or franchisee) know-how, technical assistance, proprietary technology, trade secrets, training and procedural manuals, specialized computer software commissioned by the Company and confidential business information used in the conduct of the Business (collectively, the "Intellectual Property") and all other agreements and commitments with respect to the Intellectual Property. None of the past or present employees, officers, directors, shareholders or affiliates of the Company has any rights in any of the Intellectual Property. The Company has not granted any outstanding licenses or other rights to Intellectual Property used in the Business except as described on EXHIBIT 4.11, and the Company is not liable, nor has the Company made any contract or arrangement whereby it may become liable, to any person for any royalty or other compensation for the use of any Intellectual Property. None of the rights of the Company in, to and under any Intellectual Property used in the Business will be adversely affected by the consummation of the transactions contemplated hereby. There is no pending or, to the best of Contributors' Knowledge, threatened litigation or proceeding against the Company or any of its affiliates involving such Intellectual Property, and the Company has not received any notice or claim of conflict with the asserted rights of others involving such Intellectual Property. To the best of Contributors' Knowledge the operations of the Business as presently conducted do not infringe any rights of others to the Intellectual Property or to any intellectual property owned by others.

Section 4.12 Employees and Employee Benefits.

(a) EXHIBIT 4.12 contains a complete list of all full-time employees of the Business (including employees of the Company and employees of any affiliate of the Company a majority of whose work relates to the Business), their dates of hire, their rates of compensation and a description of all employee benefits provided to them on an individual basis by the Company or such affiliate, including profit-sharing, bonus or incentive plans and all insurance coverage. Since the date of such list, there has not been any change in employee benefits coverage provided, or compensation payable or to become payable by the Company or such affiliate, to any such employee. None of the seasonal and part-time employees of the Business participates in any Pension Plan, Welfare Plan or Employee Benefit Plan (as defined below).

(b) Neither the Company nor any affiliate thereof ("ERISA Affiliate") as determined under Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") maintains, administers or contributes to, or has maintained, administered or contributed to, nor do the employees or former employees of the Company or any ERISA Affiliate receive or expect to receive as a condition of employment, benefits pursuant to any:

(i) employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), including, without limitation, any multiemployer plan as defined in Section 3(37) of ERISA ("Pension Plan");

(ii) employee welfare benefit plan (as defined in Section 3(1) of ERISA) ("Welfare Plan"); or

(iii) bonus, deferred compensation, stock purchase, stock option, severance plan, salary continuation, vacation, sick leave, fringe benefit, incentive, insurance, welfare or similar arrangement ("Employee Benefit Plan");

other than those Pension Plans, Welfare Plans and Employee Benefit Plans listed or described in EXHIBIT 4.12.

(c) Except as required by Section 4980B of the Code, neither the Company nor any ERISA Affiliate has promised any former employee or other individual not employed by the Company or any ERISA Affiliate medical or other benefit coverage and neither the Company nor any ERISA Affiliate maintains or contributes to any plan or arrangement providing medical benefits to former employees, their spouses or dependents or any other individual not employed by the Company or any ERISA Affiliate.

(d) All Pension Plans, Welfare Plans and Employee Benefit Plans and any related trust agreements or annuity contracts comply with and are and have been operated in accordance with each applicable provision of ERISA, the Code (including, without limitation, the requirements of Section 401(a) of the Code, to the extent any Pension Plan is intended to conform to that section), other federal statutes, state law (including, without limitation, state insurance law) and the regulations and rules promulgated pursuant thereto or in connection therewith. The Company has received from the Internal Revenue Service ("IRS") a favorable determination as to the qualification under the Code of each of the Pension Plans and each amendment thereto, as well as the exemption under the Code of each trust funding any Pension Plan or Welfare Plan.

(e) Neither the Company nor any ERISA Affiliate maintains, administers or contributes to, or has ever maintained, administered or contributed to, any Pension Plan, including, without limitation, any multiemployer plan (as defined in ERISA Section 3(37)), which is or was subject to Title IV of ERISA or the minimum funding standard requirements of Code section 412 or Section 302 of ERISA.

(f) The Company is not a party to any collective bargaining agreements or other contracts or commitments to or with any labor unions or other employee representatives or groups of employees, and, to the best of Contributors' Knowledge, no labor organization or any representative thereof has made any attempt to organize or represent employees of the Company. No employee of an ERISA Affiliate of the Company is a member of any labor union.

(g) The Company has furnished to the Buyer (i) a complete and correct copy of each Pension Plan and Welfare Plan; (ii) a complete and correct copy or description of each Employee Benefit Plan; (iii) the most recent summary plan description for each Pension Plan and Welfare Plan; (iv) a copy of the most recent determination letter received from the IRS with respect to each Pension Plan; and (v) a copy of the three most recent annual reports (Form 5500 series) with schedules for each Pension Plan and Welfare Plan.

(h) Each Welfare Plan that provides medical benefits to employees of the Company has been operated in compliance in all respects with the requirements of Section 601 through 608 of ERISA and Section 4980B of the Code relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease.

(i) Neither the IRS nor the U.S. Department of Labor is currently conducting, or within the most recent 12 months has conducted or issued, a written notification that it intends to conduct, an audit of any Pension Plan.

(j) All contributions required to be made under each Pension Plan, Welfare Plan and Employee Benefit Plan by law, plan documents or contractual undertaking, and all premiums due or payable with respect to any insurance policy funding any Pension Plan, Welfare Plan or Employee Benefit Plan for the time period through the Closing Date, have been timely made or paid in full, or to the extent not required to be made or paid on or prior to the Closing Date will be reflected on the Financials.

(k) Except as set forth on EXHIBIT 4.12, there are no actions, suits, arbitrations, or other legal proceedings (other than routine, customary claims for benefits), nor are there any threatened actions, suits, arbitrations or other legal proceeding, with respect to any Pension Plan, Welfare Plan, or Employee Benefit Plan.

(l) The Company has paid, in accordance with its usual and customary payroll practices, all wages, salaries, bonuses, vacation pay, and other compensation currently due and payable to any employee of the Company arising from employment with the Company on or prior to the Closing Date. All liabilities and responsibilities for wages, salaries, bonuses, vacation pay and other compensation with respect to employees of the Company accrued on or prior to the Closing Date shall be paid by the Company in accordance with its usual and customary payroll practices.

(m) To the best of Contributors' Knowledge, neither the Company nor an ERISA Affiliate has received any written notice of any unfair labor practice complaint or any other action suit, complaint, change, arbitration, inquiry, proceeding or investigation relating to the employment of its employees pending before any governmental entity.

(n) Except as set forth in EXHIBIT 4.12, there is no pending litigation or other legal proceeding, including but not limited to claims, grievances, and arbitrations, against the Company, by any employee or group of employees which is based on a dispute relating to the employment relationship with the Company for any contract, tort, discrimination, employee benefit, wrongful termination or other claim.

(o) Except as set forth in EXHIBIT 4.12, to the best of Contributors' Knowledge, the Company is not a party to, or otherwise bound by, any written consent decree with, or citation by, any government agency relating to any employee of the Company or employment practices, wages, hours, and terms and conditions of employment with respect to the Company.

Section 4.13 Contracts and Commitments. EXHIBIT 4.13 contains a complete list of all contracts, leases or other commitments relating to the Business involving more than $20,000 or having a duration of one year or more. The Company is not in default under any such contract and all such contracts, leases and commitments are valid and in effect; and, to the best of Contributors' Knowledge, no other party thereto is in default. Contributors have delivered to Partnership a true and correct copy of each document listed on EXHIBIT 4.13.

Section 4.14 Brokerage and Finder's Fee. Neither the Company nor Contributors have employed any broker, finder or agent, or agreed to pay or incurred any brokerage fee, finder's fee or commission with respect to the transactions contemplated by this Agreement.

Section 4.15 Compliance with Laws. To the best of Contributors' Knowledge, the Company has, in the operation of the Business, duly complied with all laws and regulations of federal, state, and local governments relating to the Business, and the Company is not in default with respect to any written order, judgment, writ, injunction, decree, award, rule or regulation applicable to the Business of any court, governmental or regulatory body or arbitrator and, to the best of Contributors' Knowledge, no event has occurred which with written notice or the passage of time or both would constitute such a default. Other than as set forth on EXHIBIT 4.15, the Company has not received written notice of any violation of any law or regulation of any federal, state, or local government relating to the Business.

Section 4.16 Filings and Consent. Other than as set forth on EXHIBIT 4.16, no authorization, approval or consent of any governmental department, bureau or agency or other public board or authority is required for the consummation by Contributors of the transactions contemplated by this Agreement.

Section 4.17 Licenses and Permits. Attached hereto as EXHIBIT 4.17 is a list of all licenses and permits held by the Company for the operation of the Business, copies of which licenses and permits have been furnished to Partnership. To the best of Contributors' Knowledge, such licenses and permits constitute all licenses and permits necessary for the Company to own the Assets and conduct the Business. Each such license or permit is in full force and effect. There is no known material violation of any such license or permit. No proceeding is pending or, to the best of Contributors' Knowledge, threatened against Company seeking the revocation or limitation of any such license or permit.

Section 4.18 Absence of Certain Changes. Since April 30, 2001, there has not been:

(i) any material adverse change in the financial condition, assets or liabilities, or results of operations, of the Company or the Business other than changes in the ordinary course of business, which changes have not in the aggregate been and are not reasonably likely to become materially adverse;

(ii) any materially adverse change in the relationship of the Company with any suppliers, customers, sponsors or other third parties having business relationships with the Business; or

(iii) any material change in the accounting principles or practices utilized by the Company with respect to the Business.

Section 4.19 Tax Matters

Except as disclosed in Exhibit 4.19:

(a) The Company has (i) filed all Tax Returns required to be filed by any jurisdiction to which it is subject, (ii) paid in full on a timely basis all Taxes due and claimed to be due by each such jurisdiction, (iii) duly collected or withheld and timely paid all Taxes required to be collected from others or deducted and withheld from any amounts paid to employees or others, and (iv) properly completed and filed all sales tax exemption certificates for sales where Tax was not charged to Company. Such Tax Returns accurately and completely set forth all relevant items and accurately and completely reflect the Tax liabilities for such periods. No Tax deficiency or penalty has been asserted or threatened in writing by any such jurisdiction against the Company.

(b) There is no audit of any Tax Return of the Company in progress. There is no threatened action, suit, proceeding, investigation, audit, or claim for or relating to Taxes, there are no matters under discussion with any governmental authorities with respect to Taxes that could result in an additional amount of Taxes, and no governmental authority has indicated in writing that it intends to audit any Tax Return of the Company.

(c) The Company (i) has not waived any statute of limitations with respect to Tax obligations or agreed to any extension of time with respect to a Tax assessment or deficiency, (ii) has not been a party to any Tax allocation or sharing agreement, (iii) has not had a subsidiary, (iv) has not been a member of an affiliated group filing a consolidated federal income tax return, nor taken any other action that could result in liability for Taxes of an affiliated group under Treas. Reg. §1.1502-6 (or any similar provision of state, local, or foreign law), including as a transferee or successor, by contract, or otherwise, and (v) is not currently the beneficiary of any extensions of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, nor is there any factual or legal basis for any such claim.

(d) The earliest taxable period of the Company for which the statute of limitations is still open is the April 30, 1998, fiscal year. Exhibit 4.19(d) lists all federal, state, local, and foreign income Tax Returns filed with respect to the Company for all taxable periods for which the statute of limitations is still open, and indicates those income Tax Returns that have been audited and those that are currently the subject of an audit. Contributors have delivered to the Partnership correct and complete copies of all state, federal and foreign income tax returns with respect to all taxable periods for which the statute of limitations is still open, and copies of all examination reports and statements of deficiencies that have been assessed against or agreed to by the Company and that may have any material effect on the Tax liability of the Company for any present or future taxable period or for any past taxable period for which the statute of limitations is still open.

(e) All material Tax elections that have been made by the Company are shown on Exhibit 4.19(e). The Company does not have any net operating losses or other tax attributes that are subject to limitation under Code Sections 382, 383, or 384, or the federal consolidated return regulations.

(f) The Company (i) has not agreed or consented at any time under Section 341(f) of the Code to have the provisions of Section 341(f)(2) of the Code apply to any disposition of any assets, (ii) has not agreed, and is not required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect the liability of the Company for Taxes, (iii) has not made an election, and is not required, to treat any asset as owned by another person pursuant to the provisions of Section 168(f) of the Code or as tax-exempt bond financed property or tax-exempt use property within the meaning of section 168 of the Code, (iv) has not made any of the foregoing elections and is not required to apply any of the foregoing rules under any comparable state or local tax provision, and (v) does not own any material assets that were financed directly or indirectly with, or that directly or indirectly secure, debt the interest on which is tax-exempt under section 103(a) of the Code.

(g) The Company is not a party to any "Gain Recognition Agreements" as such term is used in the Treasury Regulations promulgated under Section 367 of the Code.

(h) The Company has not made or become obligated to make, nor will the Partnership or the Company, as a result of any event connected with any transaction contemplated herein and/or any termination of employment related to such transaction, make or become obligated to make, any "excess parachute payment," as defined in Section 280G of the Code (without regard to subsection (b)(4) thereof).

(i) There are no liens for Taxes (other than for current Taxes that are not yet due and payable or are being contested in good faith) upon the assets of the Company.

(j) There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company is a party and that could be treated as a partnership for federal income tax purposes.

(k) The Company does not have nor has it had a "permanent establishment" in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country or has otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

(l) The unpaid Taxes of the Company will not exceed the reserve for Tax liability established pursuant to Section 6.6.

(m) For purposes hereof, "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever (including the Michigan Single Business Tax), including any interest, penalty, or addition thereto, whether disputed or not.

(n) For purposes hereof, "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

ARTICLE V

COVENANTS OF PARTNERSHIP

Partnership covenants and agrees with Contributors as follows:

Section 5.1 Confidentiality of Information. All nonpublic documents and information obtained pursuant to this Agreement shall be deemed strictly confidential, and if the transactions contemplated by this Agreement are not consummated for any reason, all copies of said information shall promptly be returned (except for one copy which shall be retained in strict confidence by Partnership's counsel) and Partnership shall maintain such confidence and shall not disclose or utilize such nonpublic information in any way, except (i) as it may have otherwise become public information without breach of this Agreement by Partnership, or (ii) as it may be required to be divulged by Partnership to comply with legal requirements in which case, Partnership will notify Contributors, consult with Contributors on the advisability of taking steps to resist or narrow such requirement and, if disclosure is then legally required, cooperate with Contributors in any attempt that Contributors make to obtain reliable assurance that confidential treatment will be accorded to designated portions of such information. Nothing in this Section shall be construed to restrict the disclosure by Partnership of such information which Partnership reasonably believes it is obligated to disclose under the federal securities laws.

Section 5.2 Cooperation. Partnership will cooperate with Contributors to secure all necessary consents, approvals, authorizations, exemptions and waivers from third parties as shall be required in order to consummate the transactions contemplated hereby.

Section 5.3 Books and Records; Personnel. For a period of five years after the Closing Date (or such longer period as may be required by any federal, state or local governmental agency or ongoing litigation or in connection with any administrative proceeding):

(i) Partnership will not dispose of or destroy any of the business records and files of the Business except after first giving 30 days' prior written notice to Contributors. Contributors shall have the right, at their option and expense, upon prior written notice to Partnership within such 30-day period, to take possession of the records and files within 60 days after the date of Contributors' notice to Partnership.

(ii) Partnership will allow Contributors and their representatives access to all business records and files of the Business in connection herewith, during regular business hours and upon reasonable notice at Partnership's principal place of business or at any location where such records are stored, and Contributors shall have the right, at their own expense, to make copies of any such records and files; provided, however, that any such access or copying shall be had or done in such manner so as not to interfere with the normal conduct of Partnership's business or operations.

Section 5.4 Sale of Units. In the event Contributors shall sell, in compliance with the federal securities laws, including, without limitation, sales occurring under Rule 144 of the Securities Act of 1933, as amended, and the regulations thereunder, any of the Units in a bona-fide arms-length transaction to any unrelated third party at any time during the period beginning on the first anniversary of the Closing Date and ending on the 60th day after the second anniversary of the Closing Date at a per Unit price of less than $18.00 (before taking into account any brokerage or similar commissions or fees), Partnership shall be required, at the request of Contributors, to pay to Contributors the difference between the aggregate proceeds that Contributors would have received had they sold such Units at a per Unit price of $18.00 and the aggregate proceeds actually received by Contributors as a result of the sale of such Units (before taking into account any brokerage or similar commissions or fees). In connection with any such request, Contributors shall be required to provide to Partnership evidence satisfactory to Partnership establishing the sale of such Units and the per Unit price received as payment for such Units. In the event of the death of either of the Contributors prior to the 60th day after the second anniversary of the Closing Date, the estate of such Contributor(s) shall be entitled to enjoy all of the rights afforded to the Contributors pursuant to this Section 5.4, but only to the extent the Contributor(s) otherwise would have been entitled to enjoy such rights.

Section 5.5 Piggy-Back Registration.

(a) If, at any time prior to the second anniversary of the Closing Date, Partnership proposes to register any of its Limited Partnership Units under the Securities Act (other than a registration (i) on Form S-8 or Form S-4 or any successor similar forms, (ii) relating to Limited Partnership Units issuable upon exercise of employee unit options or in connection with any employee benefit or similar plan of the Partnership, or (iii) in connection with a direct or indirect acquisition by the Partnership of another company), whether or not for sale for its own account, it will each such time give prompt written notice at least 20 days prior to the anticipated filing date of the registration statement relating to such registration to Contributors, which notice shall set forth Contributors' rights under this Section 5.5 and shall, subject to the provisions of Section 5.5(b) below, offer Contributors the opportunity to include in such registration statement such number of Units as Contributors may request. Subject to the foregoing, upon the written notice of Contributors made within 10 days after the receipt of written notice from the Partnership (which request shall specify the number of Units intended to be disposed of by Contributors and the intended method of disposition thereof), the Partnership will use its best efforts to effect the registration under the Securities Act of all Units which Contributors have so requested to be registered; provided that (A) if such registration involves an underwritten public offering and sale of Limited Partnership Units for cash pursuant to an effective registration statement under the Securities Act (a "Public Offering"), Contributors must sell their Units to the underwriters on the same terms and conditions as apply to the Partnership and (B) if, at any time after giving written notice of its intention to register any Limited Partnership Units pursuant to this Section 5.5(a) and prior to the effective date of the registration statement filed in connection with such registration, the Partnership shall determine for any reason not to register such Limited Partnership Units, the Partnership shall give written notice to Contributors and, thereupon, shall be relieved of its obligation to register any Units pursuant to this Section 5.5 in connection with such registration. The Partnership will pay all Registration Expenses (as defined below) in connection with each registration of Units requested pursuant to this Section 5.5. Contributors shall be responsible for the payment of any discounts and/or commissions of underwriters or placement agents and all fees and expenses of any counsel representing Contributors, if any, in connection with resales of Units subject to any registration pursuant to this Section 5.5.

(b) If a registration pursuant to this Section 5.5 involves an underwritten Public Offering and the managing underwriter advises the Partnership that, in its view, the number of Limited Partnership Units that the Partnership and Contributors intend to include in such registration exceeds the maximum offering size recommended by the managing underwriter (the "Maximum Offering Size"), the Partnership will include in such registration, in the following priority, up to the Maximum Offering Size:

(i) first, so much of the Limited Partnership Units proposed to be registered by the Partnership as would not cause the offering to exceed the Maximum Offering Size; and

(ii) second, so much of the Units requested to be included in such registration by Contributors as would not cause the offering to exceed the Maximum Offering Size.

(c) Partnership may require Contributors to promptly furnish in writing to Partnership such information regarding the plan of distribution of the Units and such other information as Partnership may from time to time request in connection with such registration.

(d) For purposes hereof, Registration Expenses shall mean (i) all registration and filing fees with the Securities and Exchange Commission ("SEC"), (ii) all fees and expenses of compliance with state securities or blue sky laws (including, without limitation, reasonable fees and disbursements of a qualified independent underwriter, if any, counsel in connection therewith and the reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Limited Partnership Units), (iii) all printing expenses, (iv) all internal expenses of the Partnership (including, without limitation, all salaries and expenses of officers and employees performing legal or accounting duties), (v) the fees and expenses of counsel and independent public accountants for the Partnership, (vi) the fees and expenses of any additional experts retained by the Partnership in connection with such registration, (vii) all fees and expenses of listing the Limited Partnership Units, if any, and (viii) all rating agency fees, if any; provided that Registration Expenses shall not include underwriting discounts and/or commissions and transfer taxes, if any, in connection with such registration.

(e) Partnership agrees to indemnify and hold harmless Contributors from and against any and all losses, claims, damages, liabilities and expenses (including, without limitation and as incurred, reimbursement of all reasonable costs of investigating, preparing, pursuing or defending any claim or action, or any investigation or proceeding by any governmental agency or body, commenced or threatened, including the reasonable fees and expenses of counsel to Contributors), directly or indirectly caused by, related to, based upon, arising out of or in connection with any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Units (or any amendment or supplement thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages, liabilities or expenses are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to Partnership by or on behalf of Contributors expressly for use therein. Partnership also agrees to reimburse Contributors for any and all reasonable fees and expenses (including, without limitation, the fees and expenses of counsel) as they are incurred in connection with enforcing Contributors rights under this Section 5.5(e), so long as Contributors prevail in enforcing such rights.

(f) Contributors agree, severally and jointly, to indemnify and hold harmless Partnership, its general partner and its general partner's officers and directors to the same extent as the foregoing indemnity from Partnership to Contributors, but only with reference to information related to Contributors furnished in writing by or on behalf of Contributors expressly for use in any registration statement or prospectus relating to the Units, or any amendment or supplement thereto or any preliminary prospectus. Contributors also agree to indemnify and hold harmless any underwriters of the Units, their officers and directors and each person or entity that controls such underwriters on substantially the same basis as that of the indemnification of Partnership provided in this Section 5.5(f).

Section 5.6 Anti-Dilution of Contributors' Interest in Partnership. In the event of any change in the outstanding limited partnership units of Partnership prior to Closing by reason of a reorganization, recapitalization, unit split, unit dividend, combination or exchange of units, merger, consolidation or any change in the partnership structure of the Partnership, the Purchase Price shall be appropriately and proportionately adjusted.

ARTICLE VI

COVENANTS OF CONTRIBUTORS

Contributors covenant and agree with Partnership as follows:

Section 6.1 Carry on Business in Usual Manner. From the date hereof to the Closing Date, Contributors will cause the Company to carry on the Business in the usual and ordinary course as heretofore conducted (including but not limited to practices with regard to receivables and payables) and, without the written consent of Partnership, Contributors will not, and will not cause or permit the Company to, engage in any transaction which would be inconsistent with any representation or warranty of Contributors set forth herein or which would cause a breach of any such representation or warranty. Contributors agree to keep the Business intact, to use reasonable efforts to keep available the services of its present employees, and to preserve the goodwill of its suppliers, sponsors, customers and others having business relations with it. Contributors shall cause the Company to pay prior to the Closing Date all obligations of the Company that become due and payable by the Company prior to the Closing. Contributors shall cause no less than $12,000 in cash to remain in the Company at Closing.

Section 6.2 Access to Information. From the date hereof to the Closing Date, Contributors will afford to the representatives of Partnership, including its counsel and auditors, during normal business hours and upon reasonable notice, reasonable access to the Assets and to any and all information with respect to the Business, to the end that Partnership may have full opportunity to make such investigation in advance of the Closing Date as it shall reasonably desire. All such information and access shall be subject to Section 5.1 of this Agreement, relating to the confidentiality of information.

Section 6.3 Further Assurances. From and after the Closing Date, Contributors shall, at the reasonable request of Partnership, execute and deliver to Partnership all such further assignments, endorsements and other documents as Partnership may reasonably request for the purpose of effecting transfer of Contributors' title to the Stock.

Section 6.4 Exclusivity. Unless notified by Partnership in writing that Partnership is no longer considering the acquisition of the Business, or unless the Closing has not occurred on or before June 8, 2001, Contributors will not, directly or indirectly, offer or agree to sell, or provide an option to buy, any of the Stock or the Assets to or initiate, entertain or conduct any negotiations with, or supply documents to, any corporation, partnership, firm or person other than Partnership, for purposes of permitting analysis or evaluation of the sale or other disposition of the Stock or all or substantially all of the assets comprising the Business.

Section 6.5 Tax Matters.

(a) Prior to the Closing, neither Contributors nor the Company shall, without the written consent of the Partnership, make or amend any federal, state, or local Tax election, agree to waive or extend any statute of limitations, or resolve or agree to resolve any audit or proceeding relating to Taxes.

(b) Prior to the Closing, Contributors and the Company shall give the Partnership and its authorized representatives full access to all properties, books, records and Returns of or relating to the Company, whether in the possession of the Company, Contributors, or third-party representatives in order that the Partnership may have full opportunity to make such investigations as it shall desire to make of the affairs of the Company. Contributors and the Company shall ensure that all third-party representatives of Contributors and the Company, including without limitation accountants and attorneys, fully cooperate and be available to the Partnership in connection with such investigation, provided the said cooperation shall not constitute a waiver of any privilege between Contributors, Company and all third-party representatives, including without limitation any accountant/client or attorney/client privilege.

(c) Contributors and the Company shall, as of the Closing Date, terminate all tax allocation agreements and tax sharing agreements with respect to the Company and shall ensure that such agreements are of no further force or effect as to the Company on and after the Closing Date and there shall be no further liability of the Company under any such agreements.

(d) Contributors shall furnish to the Partnership on or before the Closing Date a certification of Contributors' non-foreign status as set forth in Treasury Regulation section 1.1445-2(b).

Section 6.6 Tax Reserve. Prior to Closing, the Company shall have established and funded a reserve in the amount of that portion of the Company's tax liability for the periods ending on or before Closing or treated as ending on or before the Closing for which Contributors will be liable pursuant to Section 10.3. Any refund received by the Company attributable to the periods ending as of or prior to the Closing Date, net of any Taxes of the Company attributable to any such refund, shall be paid or distributed to Contributors in accordance with the Redemption Agreement required in Article VII below.

ARTICLE VII

CONDITIONS OF CLOSING

Section 7.1 Conditions to Partnership's Obligations. The obligations of Partnership to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions by Contributors on or before the Closing Date, except as Partnership may waive the same in writing:

(i) No Material Adverse Change. From April 30, 2001 to the Closing Date there shall have been no material adverse change in the financial condition or results of operations or Assets of the Company (other than as contemplated by this Agreement) and there shall have been no occurrence or circumstances (whether arising heretofore or hereafter) which might result in any such material adverse change.

(ii) Accuracy of Representations and Warranties on Closing Date. The representations and warranties made herein by Contributors shall be correct on and as of the Closing Date, with the same force and effect as though such representations and warranties were made on and as of the Closing Date, and Contributors shall have fully complied with all the covenants, terms and conditions hereof.

(iii) Consents. All consents required by Partnership to be obtained in connection with the transactions contemplated by this Agreement shall have been obtained.

(iv) Absence of Casualty. Between the date hereof and the Closing, there shall have been no material damage or destruction to the Company or the Assets.

(v) Receipt of Title Insurance. Partnership shall receive, on the Closing Date, an extended coverage owner's ALTA policy with endorsements, issued by Transnation Title Insurance Company, insuring that fee simple ownership of the Real Estate and of those parcels of real property identified on EXHIBIT 7.1(v) is in the Company.

(vi) Investment Letter. Partnership shall have received from Contributors an investment letter in the form attached as EXHIBIT 7.1(vi).

(vii) Deliveries. Contributors shall have delivered all documents required to be delivered under Section 9.2 hereof.

(viii) Other Businesses. Simultaneously with the Closing of the transactions contemplated in this Agreement (the "Contribution Transaction"), the Company shall enter into and close the transactions contemplated in the Redemption Agreement attached hereto as Schedule 7.1(viii) under which the Company shall distribute on the Closing Date to Contributors, in exchange for all of the shares of Stock not contributed to the Partnership in the Contribution Transaction, all of the following:

(a) all assets used primarily in the excavating business activities of the Company, including, but not limited to, those items identified on the attached EXHIBIT 7.1(viii) or the proceeds from any sale or exchange of the same occurring on or before the date of Closing;

(b) all accounts receivable associated with the excavating business activities of the Company;

(c) all notes receivable from R. Jourden, as represented on the April 30, 2001 Company Financials;

(d) any cash held in the Company in excess of the Twelve Thousand Dollars ($12,000) required to be maintained in the Company at Closing under Section 6.1 of this Agreement; and

(e) a contingent promissory note, which shall be increased or decreased based upon any agreed upon post-Closing adjustments, payable to Contributors under which all federal and state income tax refunds of the Company attributable to periods ending on the end of or before Closing Date, net of any Taxes of the Company attributable to such tax refunds or post-Closing adjustments, shall be payable to Contributors immediately upon their receipt by the Company or Partnership, all in accordance with the Redemption Agreement;

all in accordance with the Redemption Agreement.

(ix) [intentionally left blank]

(x) Acquisition of Real Property. Immediately following (but no later than the end of the Closing Date) the Closing of the Contribution Transaction the Company shall enter into and close under the terms of the Exchange Agreement attached hereto as Schedule 7.1(x) under which the Company will acquire those parcels of real property identified on EXHIBIT 7.1(x) marked "Surrendered Property", free and clear of all mortgages, liens, encumbrances and other title defects of any nature whatsoever, except real estate taxes and assessments (general and special) not yet due and payable and zoning ordinances in exchange for those parcels of real property identified on EXHIBIT 7.1(x) marked "Exchanged Property", free and clear of all mortgages, liens, encumbrances and other title defects of any nature whatsoever, except real estate taxes and assessments (general and special) not yet due and payable and zoning ordinances, such exchange to occur on the Closing Date.

Section 7.2 Conditions to Contributors' Obligations. The obligations of Contributors to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction of the following conditions by Partnership on or before the Closing Date, except as Contributors may waive the same in writing:

(i) Accuracy of Representations and Warranties on Closing Date. The representations and warranties made herein by Partnership shall be correct on and as of the Closing Date, with the same force and effect as though such representations and warranties were made on and as of the Closing Date and Partnership shall have fully complied with all the covenants, terms and conditions hereof.

(ii) Deliveries. Partnership shall have delivered all documents required to be delivered under Section 9.1 hereof.

(iii) No Adverse Change. From March 25, 2001 to the Closing Date, there shall have been no material adverse change in the financial condition or results of operations, or assets of the Partnership.

Section 7.3 Conditions to the Obligations of Both Parties. The respective obligations of Partnership and Contributors hereunder shall be subject, as of the Closing Date, to the condition that no injunction, restraining order or other written order of a court of competent jurisdiction shall be in effect which restrains or prohibits the consummation of the transactions contemplated by this Agreement.

ARTICLE VIII

TERMINATION AND ABANDONMENT

Section 8.1 Right to Termination. This Agreement may be terminated and the transactions contemplated herein abandoned prior to Closing in the following manner:

(i) Mutual Consent. By mutual consent of Partnership and Contributors; or

(ii) By Partnership or Contributors. (A) By Partnership, if any condition specified in Section 7.1 has not been satisfied or waived; (B) by Contributors, if any condition specified in Section 7.2 has not been satisfied or waived; or (C) by Partnership or Contributors (provided that the terminating party is not otherwise in default of or in breach of this Agreement) in the event that the Closing shall not have occurred on or before June 8, 2001.

Section 8.2 Effect of Termination. If for any reason this Agreement shall be terminated, this Agreement, except for the obligations under Sections 3.14 and 5.1, shall thenceforth be void without any further action by the parties. In the event of any such termination and except as provided herein, neither Company, Contributors nor Partnership, nor any of their respective stockholders, general or limited partners, directors or officers shall have any obligation to the other in damages or for costs, expenses, or otherwise in connection with this Agreement or the transactions contemplated herein, provided, however, that termination pursuant to Section 8.1(ii)(C) hereof shall not relieve any defaulting or breaching party from any liability to the other parties hereto.

ARTICLE IX

CLOSING OBLIGATIONS

Section 9.1 Partnership's Closing Obligations. At the Closing, Partnership shall deliver the following to Contributors:

(i) Certificates representing the Units comprising the Purchase Price.

(ii) A certificate signed by an officer of the General Partner of Partnership, on behalf of Partnership, to the effect that the representations and warranties of Partnership made herein are true and correct as of the Closing Date and that Partnership has fully performed all of its commitments hereunder.

(iii) Any other instruments of conveyance that counsel for Contributors may reasonably deem necessary or desirable to effect or evidence the transfers contemplated hereby.

(iv) Evidence of all consents required of the Partnership.

(v) An opinion of counsel to Partnership in the form attached as EXHIBIT 9.1(v).

Section 9.2 Contributors' Closing Obligations. At the Closing, Contributors shall deliver to Partnership the following:

(i) Certificates representing the Stock duly endorsed or accompanied by duly executed stock powers.

(ii) A certificate signed by each of Contributors, to the effect that (A) from April 30, 2001 to the Closing Date, there has been no material adverse change in the financial condition or results of operations or Assets of the Company and there has been no occurrence or circumstances (whether arising heretofore or hereafter) that might result in any such material adverse change, and (B) the representations and warranties of Contributors made herein are true and correct as of the Closing Date and that Contributors have fully performed all of their commitments hereunder.

(iii) Any other instruments of conveyance that counsel for Partnership may reasonably deem necessary or desirable to effect or evidence the transfers contemplated hereby.

(iv) Evidence of all consents required of Contributors.

(v) An opinion of counsel to Contributors in the form attached as EXHIBIT 9.2(v).

(vi) Such instruments of assignment, transfer or conveyance that counsel for Partnership may reasonably deem necessary or desirable to effect or evidence the assignment, transfer or conveyance to Partnership at the Closing of those governmental permits and licenses scheduled on EXHIBIT 9.2(vi), which are held or used by Contributors in connection with the Business and which can be assigned without consent under applicable law.

(vii) The title insurance policy described in Section 7.1(v).

(viii) The investment letter described in Section 7.1(vi).

(ix) Such instruments of assignment, transfer or conveyance that counsel for Partnership may reasonably deem necessary or desirable to effect or evidence the Company's disposal of assets, liabilities and obligations described in Section 7.1(viii).

(x) Such instruments of assignment, transfer or conveyance that counsel for Partnership may reasonably deem necessary or desirable to effect or evidence the exchange of property described in Section 7.1(x).

ARTICLE X

SURVIVAL OF REPRESENTATIONS, WARRANTIES AND INDEMNIFICATION

Section 10.1 Survival of Warranties. All representations and warranties made herein and in any certificate delivered pursuant hereto shall be deemed to have been relied upon by Contributors or Partnership, as the case may be. The representations and warranties of Contributors shall survive until the second anniversary of the Closing of the transactions contemplated by this Agreement, except that Contributors' representations and warranties contained in Section 4.8 shall survive the Closing in perpetuity. The representations and warranties of Partnership shall survive the Closing in perpetuity.

Section 10.2 Indemnification.

(a) Except as limited below, Contributors agree to hold harmless, indemnify and defend Partnership, its partners, including its general partner, the legal representatives, successors, assigns, officers, directors and employees of Partnership's general partner, the Company and its legal representatives, successors, assigns, officers, directors and employees (the foregoing parties, including but not limited to the Company, collectively referred to as the "Partnership Indemnified Parties") from and against any loss, claim, cause of action, damage, liability, expense or cost of any kind or amount whatever including court costs and reasonable attorneys' fees which result directly from or arise directly out of:

(i) any breach of any representation or warranty contained in Section 4 hereof made by Contributors;

(ii) any failure to perform any covenant, obligation or agreement of Contributors made herein; or

(iii) any of the matters set forth on EXHIBIT 10.2(a)(iii), regardless of whether or not such matter involves a breach of any representation or warranty contained in Section 4 hereof made by Contributors, except to the extent such matter has been set forth on any of the Exhibits to Contributors' representations and warranties contained in Article IV hereof.

(b) Partnership agrees to hold harmless, indemnify and defend Contributors and their legal representatives, successors and assigns from and against any loss, claim, cause of action, damage, liability, expense or cost of any kind or amount whatever including court costs and reasonable attorneys' fees which result from or arise out of:

(i) any breach of any representation or warranty contained in Section 3 hereof made by Partnership; or

(ii) any failure to perform any covenant, obligation or agreement of Partnership made herein.

(c) Either party may bring a claim (an "Eligible Claim") seeking indemnification (the "Claimant") under the terms and provisions of this Section 10.2; provided, however, that in the event the claim is brought by Partnership under Section 10.2(a)(i) or (ii), the amount of such claim, when aggregated with the amount of all other claims of Partnership for which indemnification has been sought under Section 10.2(a)(i) or (ii), exceeds $150,000. Until such time as a party can bring an Eligible Claim, no right to indemnification under this Section 10.2 shall arise. In the event Partnership brings an Eligible Claim under Section 10.2(a)(i) or (ii), Partnership shall be entitled to indemnification for such claims only to the extent such claims exceed $150,000. In the event Partnership brings an Eligible Claim under Section 10.2(a)(iii), Partnership shall be entitled to indemnification for the full amount of all such claims. In the event Contributors bring an Eligible Claim under Section 10.2(b), Contributors shall be entitled to indemnification for the full amount of all such claims.

(d) Notwithstanding the above indemnification obligation of the parties, Contributors shall not have any indemnification obligation under this Section 10.2 for any of the following:

(i) any amount of an Eligible Claim for indemnification under Section 10.2(a)(i) or (ii) which, when aggregated with the amount of all other Eligible Claims for indemnification of Partnership under Section 10.2(a)(i) or (ii) exceeds $5,000,000 in the aggregate;

(ii) any matter or claim for indemnification to the extent Partnership (or any of its Affiliates) has recovered under any policies of insurance for such matter, but only to the extent of such recovery;

(iii) any matter or claim arising from any matter disclosed as an exception under Article IV of this Agreement.

(e) Subject to Section 10.2(c), a Claimant shall provide written notice of any Eligible Claim to the party from which it seeks indemnification (the "Indemnitor"). Any such written notice shall state the amount claimed to be due and payable or an estimate of the Eligible Claim if contingent or unliquidated, the basis of the Eligible Claim and the provision or provisions of this Agreement under which such Eligible Claim is asserted. Within 30 calendar days after receipt of such written notice, the Indemnitor shall by written notice to the Claimant either (A) concede liability in whole as to the amount claimed in such written notice, (B) deny liability in whole as to such amount or (C) concede liability in part and deny liability in part. If the parties are not able to resolve any dispute over a claim brought under this Section 10.2 within 30 days after the Claimant receives written notice from the Indemnitor denying liability in whole or in part, the Claimant may submit the matter to a court of competent jurisdiction for resolution.

(f) In the event that any Eligible Claim shall be asserted by Claimant in respect of which payment may be sought by Claimant from Indemnitor under the provisions of this Section 10.2, Indemnitor shall have the right, at its option and at its own expense (i) to be represented by counsel of its choice who must be reasonably satisfactory to the Claimant and (ii) to defend against, negotiate, settle or otherwise deal with any proceeding, claim or demand which relates to any loss, liability, damage or deficiency indemnified against hereunder; provided, however, that no settlement shall be made without the prior written consent of the Claimant which shall not be unreasonably withheld. Notwithstanding the preceding sentence, the Claimant may participate in any such proceeding with counsel of its choice and at its expense; provided, however, that if defendants in any such action include both the Claimant and the Indemnitor, and the Claimant shall have been advised by its counsel that there may be legal defenses available to the Claimant which are different from or in addition to those available to the Indemnitor, the Claimant shall have the right to employ its own counsel in such action, and in such event, the fees and expenses of such counsel shall be borne by the Indemnitor. To the extent the Indemnitor elects not to defend such proceeding, claim or demand and the Claimant defends against, settles or otherwise deals with any such proceeding, claim or demand, which settlement may be made without the consent of the Indemnitor, the Claimant will act reasonably and in accordance with its good faith business judgment. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. After any final judgment or award shall have been rendered by a court, arbitration board or administrative agency of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the Claimant and the Indemnitor shall have arrived at a mutually binding agreement with respect to each separate matter indemnified by the Indemnitor hereunder, the Claimant shall forward to the Indemnitor written notice of any sums due and owing by it with respect to such matter and such Indemnitor shall be required to pay all of the sums so owing to the other party by wire transfer, certified or bank cashier's check within 30 days after the date of such written notice.

(g) If Claimant withholds, for any reason, consent to a settlement involving only the payment of money, Indemnitor's maximum liability under this Article X for any subsequent settlement or judgment plus the costs and expenses of the continued defense of the claim shall be the amount of the rejected settlement. To the extent Indemnitor incurs liability in excess of such maximum amount, Claimant shall immediately reimburse Indemnitor on demand. Upon rejection of any settlement into which Indemnitor is willing to enter, Claimant may, at its option, assume the defense of such claim with Indemnitor remaining liable under this Article X, subject to the maximum amount set forth above. Indemnitor shall, upon demand, immediately reimburse Claimant for all liabilities incurred by Claimant after assumption of the defense.

(h) All indemnification hereunder shall be effected by payment of cash or delivery of a certified or official bank check to the indemnified party, or, in the case of indemnification by the Contributors pursuant to Section 10.2(a)(i) or (ii) only, by the payment of cash or the return of Units having a value (based on the then current market price for the Partnership's limited partnership units) equal to the amount to be indemnified or a combination of both.

(i) The exclusive remedy available to a party hereto in respect of the indemnity provided by Sections 10.2(a) and (b) shall be to proceed in the manner and subject to the limitations contained in this Article X.

Section 10.3 Tax Matters. The following provisions govern the allocation of responsibility as between the Partnership and Contributors for certain tax matters following the Closing Date:

(a) Tax Periods Ending on or Before the Closing Date. The Contributors shall prepare or cause to be prepared all Tax Returns for the Company for all periods ending on the end of or prior to the Closing Date that are filed after the Closing Date (other than income Tax Returns with respect to periods for which a consolidated, unitary or combined income Tax Return of Contributors will include the operations of the Company). The Contributors shall permit Partnership to review and make such changes as Partnership deems appropriate in its reasonable discretion on each such Tax Return described in the preceding sentence prior to filing. Contributors shall reimburse the Partnership for Taxes of the Company with respect to such periods within fifteen (15) days after payment by Partnership or the Company of such Taxes to the extent such Taxes were not funded by Contributors at Closing.

(b) Tax Periods Beginning Before and Ending After the Closing Date. The Partnership shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company for Tax periods that begin before the Closing Date and end after the Closing Date. Contributors shall pay to the Partnership within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to the portion of such Taxes that relates to the portion of such Taxable period ending on the end of or prior to the Closing Date to the extent such Taxes were not funded by Contributors at Closing. For purposes of this Section, in the case of any Taxes that are imposed on a periodic basis and are payable for a Taxable period that includes (but does not end on) the Closing Date, the portion of such Tax that relates to the portion of such period ending on the end of or prior to the Closing Date shall (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, be deemed to be the amount of such Tax for the entire Taxable period multiplied by a fraction the numerator of which is the number of days in the Taxable period ending on the end of or prior to the Closing Date and the denominator of which is the number of days in the entire Taxable period, and (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant Taxable period ended on the end of the Closing Date. Any credits relating to a Taxable period that begins before and ends after the Closing Date shall be taken into account as though the relevant Taxable period ended on the end of or prior to the Closing Date. All determinations necessary to give effect to the foregoing allocations shall be made in a manner consistent with prior practice of the Company.

(c) Cooperation on Tax Matters.

(i) The Partnership, the Company, and Contributors shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include Contributors' retention and (upon Partnership's request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Contributors agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Partnership, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the Partnership reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Partnership or the Company so requests, Contributors shall allow the Partnership or the Company to take possession of such books and records.

(ii) The Partnership and Contributors further agree, upon request, to use their best efforts to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(d) Further Information. Contributors further agree, upon request, to provide the Partnership with all information that is in Contributors' possession and that Partnership may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

(e) Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement will be paid by Contributors when due, and Contributors shall, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the Partnership will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

ARTICLE XI

MISCELLANEOUS

Section 11.1 Expenses. Each of the parties hereto shall bear its own expenses in connection with the negotiation and consummation of the transactions contemplated hereby. All costs and expenses incurred by Company and Contributors prior to the date of this Agreement shall constitute an obligation of the Company and shall be paid by Company prior to the Closing.

Section 11.2 Representations to Contributors' Knowledge. Whenever a representation or warranty is made herein as being "to the best of Contributors' Knowledge," it is understood that R. Jourden has made or caused to be made (and the results thereof reported to him) a reasonable investigation to determine the accuracy of such representation or warranty.

Section 11.3 Counsel's Right to Rely. In furnishing opinions pursuant to this Agreement, counsel may rely upon certificates of governmental officials, opinions of other counsel, certificates of the officers of the Company, R. Jourden or of Partnership, and such other data as they may deem appropriate as the basis for their opinions.

Section 11.4 Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be personally delivered or sent by certified or registered United States mail, postage prepaid, or by overnight courier service, and addressed as follows:

(i) If to Contributors:

Roger D. and Mary Lynn Jourden

4501 Whitehall Road

Muskegon, Michigan 49445

With a copy to:

Michael M. Knowlton

Culver, Sheridan, Knowlton, Even & Franks, P.C.

250 Terrace Plaza

P.O. Box 629

Muskegon, Michigan 49443-0629

(ii) If to Partnership:

Cedar Fair, L.P.

c/o Cedar Fair Management Company

One Cedar Point Drive

Sandusky, Ohio 44870

Attention: President

With a copy to:

Squire, Sanders & Dempsey L.L.P.

4900 Key Tower

127 Public Square

Cleveland, Ohio 44114-1304

Attention: Gordon S. Kaiser

Any notice which is delivered personally in the manner provided herein shall be conclusively deemed to have been duly given to the party to whom it is directed upon actual receipt by such party. Any notice which is addressed and sent by overnight courier in the manner provided herein shall be conclusively deemed to have been duly given to the party to which it is addressed at the close of business, local time, of the recipient on the 2nd day after it is so dispatched by overnight courier. Any notice which is addressed and mailed in the manner provided herein shall be conclusively deemed to have been duly given to the party to which it is addressed at the close of business, local time, of the recipient on the 3rd day after the day it is so placed in the mail.

Section 11.5 Entire Agreement and Amendment. This Agreement constitutes the entire agreement of the parties and there are no agreements or commitments except as set forth herein (or in the exhibits expressly referred to herein); this Agreement may be amended only by an instrument in writing executed by the parties hereto and authorized as provided herein. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person, firm or corporation other than the parties hereto any rights or remedies under or by reason of this Agreement.

Section 11.6 Restrictions on Transfer of Units. Contributors acknowledge that the Units to be received as the Purchase Price hereunder will be received in a transaction not involving any public offering, will be "restricted securities" under the Securities Act, and may not be sold or transferred without registration under the Securities Act or exemption from such registration. Contributors acknowledge that such Units may be sold, transferred, pledged or hypothecated or otherwise disposed of only in compliance with applicable federal and state securities laws and only upon submission to Partnership of evidence satisfactory to Partnership, including, but not limited to, an opinion of counsel, that the contemplated transaction is permitted by such laws without registration.

Section 11.7 Execution of Counterparts. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same document.

Section 11.8 Governing Law. This Agreement shall be construed and governed by the laws of the State of Michigan.

Section 11.9 No Assignment. This Agreement may not be assigned by Partnership or by Contributors without the prior written consent of Contributors or Partnership, as the case may be, except that Partnership may, without such consent, assign this Agreement to a corporation or partnership owned or controlled by Partnership. Notwithstanding the foregoing, in the event of any permitted assignment of this Agreement, the assigning party shall remain ultimately liable for its obligations hereunder.

Section 11.10 Public Announcements. Neither party will make any public announcement or filing with respect to the transaction provided for herein without the prior consent of the other party hereto, except such filings or announcements as Partnership reasonably believes it is obligated to make under the federal securities laws, or except as otherwise required by law.

[Left intentionally blank]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their representatives duly thereunto authorized, all as of the date first above written.

MICHIGAN'S ADVENTURE, INC. CEDAR FAIR, L.P.

By: By: Cedar Fair Management Company,

Name: its General Partner

Title:

By:

Name:

Title:

Roger D. Jourden

Mary L. Jourden